EXHIBIT 23.2

CONSENT OF Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of TheStreet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-145295, 333-185023 and 333-189503) on Form S-8 of TheStreet, Inc. and subsidiaries of our report dated February 22, 2013, with respect to the consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive loss of TheStreet, Inc. and subsidiaries for the year ended December 31, 2012, and the related financial statement schedule for the year ended December 31, 2012, which report appears in the December 31, 2014 annual report on Form 10-K of TheStreet, Inc. and subsidiaries.

/s/ KPMG LLP
New York, New York
March 5, 2015